Filer: BAB, Inc.
Form 8-K U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Date of Report July 1, 2026 BAB, Inc. (Name of small business issuer in its charter)

Delaware	0-31555	36-4389547
(State or other jurisdiction of	Commission	(I.R.S. Employer
incorporation or organization)	file number	Identification Number)

500 Lake Cook Road, Suite 475, Deerfield, IL 60015 (Address of principal executive offices) (Zip Code)

Issuer's telephone number (847) 948-7520

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BABB	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On July 1, 2026, the Board of Directors of BAB, Inc. (the "Company") elected George M. Ristau, Jr. to serve as a member of the Board of Directors, filling the vacancy created by the passing of James A. Lentz, and he will serve until the Company's 2027 Annual Meeting of Shareholders.

Effective July 1, 2026, the Board of Directors also appointed Mr. Ristau to serve as a member of the Company's Audit Committee. The Board determined that Mr. Ristau satisfies the applicable independence requirements for service on the Audit Committee under Rule 10A-3 of the Securities Exchange Act of 1934 and the OTCQB Corporate Governance Guidelines, to the extent applicable to the Company.

There are no arrangements or understandings between Mr. Ristau and any other person pursuant to which he was elected as a director. There are no transactions involving Mr. Ristau requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Ristau, age 74, graduated from DePaul University in Chicago, Illinois, in 1973 with a Bachelor of Arts degree in Political Science. He received his Juris Doctor degree from Chicago-Kent College of Law, Illinois Institute of Technology, in 1976.

From 1976 to 1978, Mr. Ristau engaged in the general practice of law with Herbert, Owens and Kane. From 1978 to 1980, he maintained a private law practice concentrating primarily in real estate law. From 1979 to 1990, Mr. Ristau was actively involved in various real estate transactions as a licensed real estate broker. From 1991 to 2000, he served as Broker/Owner of All Pro Real Estate Systems, Inc. Since 2000, Mr. Ristau has served as Broker/Owner of Weichert, Realtors - All Pro, Inc., which operates offices in Elmwood Park, Chicago, and Park Ridge, Illinois.

The Board of Directors believes that Mr. Ristau's extensive legal, real estate, management and business experience qualifies him to serve as a member of the Company's Board of Directors and Audit Committee.

SIGNATURES
BAB, INC.

By: By /s/ Michael W. Evans

Michael W. Evans
President and Chief Executive Officer

Date: July 1, 2026